Exhibit 99.1

Newmark Group, Inc. Reports First Quarter 2018 Financial Results

Declares Quarterly Dividend of 9 Cents

Conference Call to Discuss Results Scheduled for 11:00 AM ET Today

NEW YORK, NY – May 3, 2018 - Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”), a leading full-service commercial real estate services business, today reported its financial results for the quarter ended March 31, 2018.1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	1Q18	1Q17	Change
Revenues	$430.5	$332.6	29.4%
GAAP income before income taxes and noncontrolling interests	39.4	37.0	6.6%
GAAP net income (loss) for fully diluted shares	30.3	36.7	(17.5)%
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	63.6	34.8	83.1%
Post-tax Adjusted Earnings to fully diluted shareholders	54.4	28.2	92.8%
Adjusted EBITDA	75.0	42.5	76.5%
Adjusted EBITDA before allocations to units	79.1	47.1	67.8%

Per Share Results	1Q18	1Q17	Change
GAAP net income (loss) per fully diluted share	$0.12	N/A	N/A
Post-tax Adjusted Earnings per share	0.22	0.13	69.2%

Management Comments

“Newmark had another excellent quarter, generating 29 percent growth in overall revenues year-on-year,” said Howard W. Lutnick, Chairman of Newmark. “Given our success and expectation of strong growth for the full year 2018, the Company’s Board of Directors declared a dividend for the first quarter of 9 cents per common share. We expect our dividend to remain consistent for each of the four quarters of 2018.3”

Barry M. Gosin, Chief Executive Officer of Newmark, added: “We produced double-digit percentage revenue growth from leasing, capital markets, management services, and Global Corporate Services. We gained market share in investment sales and mortgage brokerage driven by our year-over-year volume increases of 23 percent and 62 percent, respectively.4

“Almost 90 percent of Newmark’s revenue growth for the quarter was organic. This was led by a 15 percent improvement in average revenue per front office employee compared with the first quarter of 2017.5 We expect our strategy of hiring top producers, providing them technology and data, and embedding them in our culture of cross-selling and collaboration will enable us to continue to outpace the overall industry”.

[1]	Newmark is a publicly traded subsidiary of BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, or “BGC”). BGC separately reported its consolidated financial results today.
[2]	U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to adjusted earnings”, “Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein. As Newmark’s initial public offering (“IPO”) occurred in the fourth quarter of 2017, Newmark had no shares outstanding in the prior year period under GAAP. Prior year pre-tax Adjusted Earnings per share and post-tax Adjusted Earnings per share are based on a methodology consistent with that used for the current year period. See the section of this document titled “Consolidated Share Count” for more details on this methodology.
[3]	This dividend is consistent with the Company’s previously stated intention of paying out up to 25 percent of its expected full year Adjusted Earnings per share to common stockholders. The Company will likely announce the dividend in each first quarter financial results release in future years.
[4]	Investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage numbers include debt placement transactions. All such quarterly figures are measured in notional dollar terms.
[5]

The average revenue per producer figures are based only on “leasing and other commissions”, “capital markets”, and “gains from mortgage banking activities/origination, net” revenues and corresponding producers. The productivity figures exclude both revenues and staff in “management services, servicing fees and other.” Headcount numbers used in this calculation are based on a period average.

Dividend Information

On May 2, 2018, Newmark’s Board of Directors declared a quarterly qualified cash dividend of $0.09 per share payable on June 5, 2018 to Class A and Class B common stockholders of record as of May 21, 2018. The ex-dividend date will be May 18, 2018.

Discussion of Financial Results

Newmark’s GAAP net income (loss) for fully diluted shares would have increased year-over-year in the first quarter of 2018, but for the various changes to its corporate structure related to its separation from BGC and initial public offering (“IPO”) on December 19, 2017. For this reason, investors may find the 6.6 percent increase in GAAP income before income taxes and noncontrolling interests to be a more meaningful figure.

Unless otherwise stated, all results provided in this document compare the first quarter 2018 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. BGC is the largest and controlling shareholder of Newmark. As a result, BGC consolidates the results of Newmark and reports them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company with respect to revenues, pre-tax GAAP income and pre-tax Adjusted Earnings. These differences are reconciled in the tables in BGC’s separate first quarter 2018 financial results press release titled “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Pre-Tax Adjusted Earnings”.

Newmark’s financial results have been recast to include the results of Berkeley Point6 for all periods discussed in this document because this transaction involved a combination of entities under common control. All year-on-year comparisons in this document reflect the recast results.

As was previously disclosed, the Company now records its financial results to conform to Financial Accounting Standards Board Accounting Standards Codification Topic 606 (“ASC 606”) using the modified retrospective approach for all periods from the first quarter of 2018 forward.7 For the first quarter of 2018, this approach increased the Company’s revenues and non-compensation expenses related to its management services business by approximately $18 million. Additionally, Newmark will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to the first quarter of 2018, for which services have already been completed. Instead, the Company recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax increase of approximately $23 million to total equity as part of “Total stockholders’ equity”. Over time, the Company expects to receive approximately $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

[6]	On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as “Berkeley Point” or “BPF”. BPF is now a subsidiary of Newmark.
[7]	For more information on ASC 606 and its impact on the Company’s results, see the section titled “Impact of ASC 606 on Newmark’s Future Results” in Newmark’s financial results press release dated February 9, 2018, or the section titled “New Accounting Pronouncements” in Newmark’s recent Securities and Exchange Commission (“SEC”) filing on Form 10-K.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the release at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

Revenue and Other Income Detail8

Newmark Summary Results (USD millions)	1Q18	1Q17	Change
Leasing and other commissions	$159.4	$127.6	24.9%
Capital markets	101.4	77.4	31.0%
Gains from mortgage banking activities/origination, net	38.9	45.3	(14.0)%
Management services, servicing fees, and other	130.8	82.4	58.8%

Total revenues	430.5	332.6	29.4%

Other income (loss)	5.7	(0.6)	NMF

Industry-wide, commercial real estate services companies tend to have seasonally lower revenues and profits in the first calendar quarter and higher revenues and profits in the fourth calendar quarter. The majority of the increase in revenues from “Management services, servicing fees and other” was due to organic growth and the previously disclosed acquisitions of Spring11 and certain Integra Realty Resources Offices, while the remainder of the growth related to the impact of ASC 606.

Overall industry notional volumes in investment sales were up by 5 percent in the first quarter of 2018 compared with the prior year period according to preliminary figures from Real Capital Analytics, while total U.S. leasing activity was up by low single digit percentages according to NKF research. Total industry Fannie Mae and Freddie Mac multifamily new business notional volumes were down by approximately 35 percent and up by 3 percent, respectively, over the same timeframe. Berkeley Point, like other multifamily GSE lenders, generally makes more revenues from Fannie Mae origination versus Freddie Mac, all else equal. So while combined activity for the two GSEs was down 19 percent in the first quarter, the larger decline reported by Fannie Mae was more impactful with respect to the Company’s GAAP results.

Berkeley Point’s GSE and FHA multifamily loan originations declined by 14 percent in notional terms9 year-on-year during the quarter. Revenues related to loan originations are reflected in “gains from mortgage banking activities/origination, net.” The timing of these loan originations can often vary from period to period, which makes full year comparisons more meaningful. As the Company continues to integrate its multifamily investment sales, origination, and mortgage brokerage businesses, it expects further growth across its combined origination and capital markets platform.

[8]	Other income appears below “Total expenses” and above “Income (loss) from operations” in the GAAP income statement shown later in this document.
[9]	“GSE” is used to refer to a government-sponsored enterprise such as Fannie Mae or Freddie Mac. “FHA” is used to refer to the Federal Housing Administration. BPF calculates volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The GSEs multifamily agency volume statistics for the industry are based on when loans are sold and/or securitized, and typically lag those reported by Newmark by 30 to 45 days.

Consolidated Expenses10

Consolidated Expenses (USD millions)	1Q18	1Q17	Change
Compensation and employee benefits under GAAP	$252.7	$215.1	17.5%
Allocations of net income and grant of exchangeability to limited partnership units	25.8	10.6	142.4%
Non-compensation expenses under GAAP	104.8	70.3	49.0%

Total expenses under GAAP	383.3	296.1	29.4%

Compensation and employee benefits for Adjusted Earnings	252.7	215.1	17.5%
Non-compensation expenses for Adjusted Earnings	106.3	83.8	26.9%

Total expenses for Adjusted Earnings	359.0	299.0	20.1%

In the first quarter of 2018, non-compensation expenses for GAAP and Adjusted Earnings included approximately $18 million additional pass-through expenses associated with the implementation of ASC 606. Non-compensation expenses for Adjusted Earnings were higher than those for GAAP in the first quarters of 2018 and 2017 due to the net impact of non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”).11 The Company’s expenses also reflect recent acquisitions and hires, as well as the impact of higher revenues on variable compensation.

Taxes and Noncontrolling Interest

Taxes (USD millions)	1Q18	1Q17	Change
GAAP provision for income taxes	$6.9	$0.0	NMF
Provision for income taxes for Adjusted Earnings	8.5	6.3	35.3%
Net income (loss) attributable to noncontrolling interest in subsidiaries for GAAP	12.5	0.3	NMF
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.8	0.3	171.3%

Taxes under GAAP increased in the quarter due to the change in Newmark’s corporate structure that occurred in 2017 in conjunction with the Company’s initial public offering, which impacted the mix of allocable earnings among legal entities taxed as corporations versus pass-through. Taxes under GAAP and Adjusted Earnings were positively impacted in the first quarter of 2018 by the 2017 U.S. Tax Cuts and Jobs Act.

Consolidated Share Count

Consolidated Share Count (USD millions)	1Q18	1Q17	Change
Fully diluted weighted-average share count under GAAP	246.8	N/A	N/A
Fully diluted weighted-average share count for Adjusted Earnings	246.8	225.2	9.6%

The fully diluted share count of Newmark outstanding immediately prior to its IPO was equal to BGC’s fully diluted share count divided by 2.2. Newmark’s fully diluted share counts for Adjusted Earnings use a similar methodology to calculate share count for periods prior to the IPO.12 For additional information on this, please see the section of this document titled “Adjustments Made to Calculate Pre-Tax Adjusted Earnings”. The Company’s fully diluted share count as of March 31, 2018 was 254.7 million, inclusive of the previously disclosed Newmark sale to BGC on March 7, 2018 of approximately 16.6 million newly issued exchangeable limited partnership units of Newmark (the “Units”) for $242.0 million.13

[10]	In the first quarter of 2018, GAAP expenses included $21.7 million in grants of exchangeability and $4.1 million in allocation of net income to limited partnership units. In the first quarter of 2017, GAAP expenses included $6.0 million in grants of exchangeability and $4.6 million in allocation of net income to limited partnership units.
[11]	See “Adjusted Earnings Defined” for more information on how OMSRs and MSRs impact non-GAAP results.
[12]	The methodology for calculating Newmark’s prior year share count for Adjusted Earnings per share is based upon BGC’s non-GAAP fully diluted weighted-average share count for the relevant pre-IPO periods divided by 2.2 added to the 23 million shares issued by Newmark in the IPO.
[13]	For further information, see the March 7, 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 million Unsecured Senior Term Loan” and the related filing made on the same date on Form 8-K.

Select Balance Sheet Data14

Select Balance Sheet Data (USD millions except per share data)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$48.1	$121.0
Restricted cash	$243.9	$52.3
Long-term debt	$812.5	$1,083.2
Total equity	$553.7	$243.4

The change in cash and cash equivalents since year-end 2017 was due to the Company using $28.7 million of cash on hand and the $242.0 million proceeds received from the abovementioned Unit sale to repay the remaining balance of the $575 million unsecured senior term loan. Total equity increased largely due to the Unit sale, the previously reported impact of ASC 606, and the positive affect of GAAP net income on retained earnings.

Newmark believes that the combination of lower long-term debt, increased total equity, and improving Adjusted EBITDA has strengthened the Company’s balance sheet and improved Newmark’s various credit ratios, including debt to equity and debt to Adjusted EBITDA. The Company’s balance sheet does not yet reflect the anticipated receipt of over $870 million worth of additional Nasdaq stock15 over time, because these payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion in 2017.

Outlook for 2018

Newmark is introducing formal guidance for 2018 Adjusted EBITDA in this release. Otherwise, the Company’s full year outlook for 2018 compared with 2017 remains as follows.

*	Newmark expects to produce 2018 revenues of between approximately $1,900 million and $2,050 million, which would represent an increase of between 19 percent and 28 percent compared with $1,596.5 million in 2017.

*	Newmark anticipates its 2018 tax rate for Adjusted Earnings to be in the range of approximately 12 percent and 14 percent, compared with 18 percent in 2017.

*	Newmark expects 2018 post-tax Adjusted Earnings per share to be in the range of approximately $1.40 and $1.60, or an increase of between 22 percent and 39 percent versus $1.15 in 2017.

*	The Company anticipates generating Adjusted EBITDA before allocations to units of between $475 million and $525 million, or an increase of 27 to 40 percent compared with approximately $374 million in 2017.

The Company anticipates updating its full year guidance periodically over the course of 2018.

[14]	“Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders’ equity”. “Long-term debt” in this table is the sum of “Long-term debt and “Long-term debt payable to related parties” and excludes “Warehouse notes payable”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale” on the balance sheet. Such loans are typically sold within 45 days. The discussion of balance sheet items excludes “Current portion of payables to related parties.”
[15]	On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of these Nasdaq shares discussed in this document are based on the closing price as of May 2, 2018.

Proposed Spin-Off of Newmark

BGC has advised Newmark that it currently expects to pursue a distribution to its stockholders of all of the Class A common shares and Class B common shares of Newmark that BGC then owns (the “spin-off”) in a manner that is intended to qualify as generally tax-free for U.S. federal income tax purposes. As currently contemplated, shares of Class A common stock of Newmark held by BGC would be distributed to the holders of shares of Class A common stock of BGC, and shares of Class B common stock of Newmark held by BGC would be distributed to the holders of shares of Class B common stock of BGC.

Had the spin-off occurred immediately following the close of the first quarter of 2018, the ratio of Newmark common shares to be distributed in respect of each BGC common share would have been approximately 0.4702. However, the exact ratio of Newmark common shares to be distributed in respect of each BGC common share in the spin-off will depend on, among other things, the number of BGC common shares outstanding and the number of Newmark common shares (including Newmark common shares underlying units of Newmark Partners, L.P.) owned by BGC as of the record date of the spin-off. The spin-off is subject to a number of conditions, and BGC may determine not to proceed with the spin-off if the BGC board of directors determines, in its sole discretion, that the spin-off is not in the best interest of BGC and its stockholders. Accordingly, the spin-off may not occur on any expected timeframe, or at all.

Please see the section titled “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement—The Distribution” and “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement— BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution” in Newmark’s amended 2017 annual report on Form 10-K/A for additional information regarding the proposed distribution.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “Adjusted EBITDA before allocation to units,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the first quarter 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $21.7 million in grants of exchangeability with respect to units of BGC held by certain Newmark partners and $4.1 million in allocation of net income to limited partnership units and FPUs.

In the first quarter 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $6.0 million in grants of exchangeability; and $4.6 million in allocation of net income to limited partnership units and FPUs.

Impact of OMSRs and MSRs on Non-Compensation Expenses for Adjusted Earnings

GAAP income from operations before income taxes for the first quarter 2018 includes a $3.3 million non-cash gain attributable to OMSRs net of MSRs. In the year earlier period, the comparable gain attributable to OMSRs net of amortization of MSRs was $15.4 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

Other Differences between Non-compensation Expenses for Adjusted Earnings and GAAP

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the first quarter 2018 as calculated for GAAP and Adjusted Earnings also included $1.5 million of non-cash GAAP charges related to amortization of intangibles; and $0.3 million of non-recurring costs associated with the IPO.

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the first quarter 2017 as calculated for GAAP and Adjusted Earnings also included $1.3 million of non-cash GAAP charges related to amortization of intangibles; and $0.6 million of non-recurring costs associated with the IPO.

Differences between Taxes for Adjusted Earnings and GAAP

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $6.9 million for the first quarter 2018. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $1.5 million for the first quarter 2018. As a result, the provision for income taxes for Adjusted Earnings was $8.5 million for first quarter 2018.

Newmark’s GAAP provision for income taxes was $0.0 million for the first quarter 2017. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $6.3 million for the first quarter 2017 using the same methodology described above. As a result, the provision for income taxes for Adjusted Earnings was $6.3 million for first quarter 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes.

Conference Call and Investor Presentation

Newmark will host a conference call at 11:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s consolidated Adjusted Earnings results, is expected to be accessible via either of the following sites: http://ir.ngkf.com or http://ir.bgcpartners.com

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.ngkf.com or http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	5/3/2018 at 11.00 a.m. ET
U.S. Dial In:	1-866-393-4306
International Dial In:	1-734-385-2616
Passcode:	808-9457

REPLAY:
Available From – To: U.S. Dial In: International Dial In: Passcode:	5/3/2018 1:45 p.m. ET – 5/10/2018 11:59 p.m. ET 1-855-859-2056 1-404-537-3406 808-9457

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Investors and analysts should note that since BGC consolidates Newmark’s results as its Real Estate Services segment, BGC’s separate financial results earnings release, conference call, and related materials may be of interest to Newmark’s investors. Details regarding this information can be found at http://ir.bgcpartners.com.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, dividends and/or distributions to Newmark’s common stockholders and holders of Newmark Holdings partnership units during any period.

As compared with items such as “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares” all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of Newmark.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

Newmark defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries, excluding certain items such as:

*	Non-cash asset impairment charges, if any;

*	Allocations of net income to limited partnership units;

*	Non-cash charges related to the amortization of intangibles with respect to acquisitions;

*	Non-cash charges relating to grants of exchangeability to limited partnership units.

Virtually all of the Company’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by the Company’s executives, partners and employees. The Company issues limited partnership units and grants exchangeability to unit holders to provide liquidity to Newmark’s employees, to align the interests of the Company’s employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in Newmark’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. Newmark includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing, ordinary operations of Newmark. Newmark’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of Newmark.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, Newmark also intends to report post-tax Adjusted Earnings to fully diluted stockholders. Newmark defines post-tax Adjusted Earnings to fully diluted stockholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for Newmark’s pre-tax Adjusted Earnings, to which the Company then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of Newmark’s non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing Newmark’s post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Share

Newmark’s Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per fully diluted share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of pre-tax Adjusted Earnings using the fully diluted share count. The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors using the fully diluted share count.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for GAAP results other than revenue. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless Newmark makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;

*	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and

*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined

Newmark provides a non-GAAP financial performance measure, “Adjusted EBITDA,” which the Company defines as “Net income (loss) for fully diluted shares” derived in accordance with GAAP and adjusted for the addition of the following items (the last two items of which are discussed further in section of this documents called “Adjustments Made to Calculate Pre-Tax Adjusted Earnings.”)

*	Provision (benefit) for income taxes;

*	Net income (loss) attributable to noncontrolling interest;

*	Employee loan amortization and reserves on employee loans;

*	Interest expense;

*	Fixed asset depreciation and intangible asset amortization;

*	Non-cash charges relating to grants of exchangeability to limited partnership units;

*	Other non-cash charges related to equity-based compensation;

*	Other non-cash income (loss); and

*	Net non-cash GAAP gains related to OMSRs and MSRs amortization.

The Company also discloses “Adjusted EBITDA before allocations to units,” which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are included in the fully-diluted share count, and are exchangeable on a one-to-one basis, subject to certain adjustments, into shares of Newmark’s Class A common stock. As these units are exchanged into shares of the Company’s Class A common stock, unit holders will become entitled to cash dividends paid on the shares of the Class A common stock rather than cash distributions in respect of the units. The Company views such allocations as economically equivalent to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing Newmark’s results on a fully-diluted basis with respect to Adjusted EBITDA.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating Newmark’s operating performance, because the calculations of these measures generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. Newmark believes that these Adjusted EBITDA measures are useful to investors to assist them in achieving a more complete picture of the Company’s financial condition and results of operations.

Because these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to “Net income (loss) for fully diluted shares” when analyzing Newmark’s operating performance. Because not all companies use identical Adjusted EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures may not be comparable to similarly-titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be measures of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

See the reconciliation table “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” elsewhere in this document for additional information on this topic.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About Newmark Group, Inc.

Newmark is a full-service commercial real estate services business that offers a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Newmark’s investor/owner services and products include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting and, under trademarks and names like Newmark Knight Frank and Berkeley Point, government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio. Newmark has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: NMRK). Newmark, and Berkeley Point are trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC Partners and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

NEWMARK GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$48,069	$121,027
Restricted cash	243,944	52,347
Marketable securities	8,622	57,623
Loans held for sale	965,639	362,635
Receivables, net	293,148	210,471
Other current assets	36,499	20,994

Total current assets	1,595,921	825,097
Goodwill	474,990	477,532
Mortgage servicing rights, net	381,526	392,626
Loans, forgivable loans and other receivables from employees and partners	226,744	209,549
Fixed assets, net	64,565	64,822
Other intangible assets, net	25,896	24,921
Other assets	287,508	278,460

Total assets	$3,057,150	$2,273,007

Liabilities, Redeemable Partnership Interest, and Equity:
Current Liabilities:
Warehouse notes payable	$950,479	$360,440
Accrued compensation	205,732	205,395
Current portion of accounts payable, accrued expenses and other liabilities	165,746	124,961
Secured loans	8,622	57,623
Current portion of payables to related parties	197,199	34,169

Total current liabilities	1,527,778	782,588
Long-term debt	400,000	670,710
Long-term debt payable to related parties	412,500	412,500
Other long term liabilities	163,190	163,795

Total liabilities	2,503,468	2,029,593

Commitments and contingencies

Equity:
Total equity (1)	553,682	243,414

Total liabilities and equity	$3,057,150	$2,273,007

(1)	Includes “redeemable partnership interests,” “noncontrolling interests” and “total stockholders’ equity.”

NEWMARK GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Commissions	260,735	204,958
Gains from mortgage banking activities/origination, net	38,914	45,262
Management services, servicing fees and other	130,811	82,362

Total revenues	430,460	332,582
Expenses:
Compensation and employee benefits	252,695	215,145
Allocations of net income and grant of exchangeability to limited partnership units	25,809	10,649

Total compensation and employee benefits	278,504	225,794
Operating, administrative and other	75,427	47,382
Fees to related parties	6,894	4,718
Depreciation and amortization	22,513	18,237

Total non-compensation expenses	104,834	70,337

Total operating expenses	383,338	296,131
Other income (losses), net:
Other income (loss)	5,707	(593)

Total other income (losses), net	5,707	(593)

Income (loss) from operations	52,829	35,858
Interest (income) expense , net	(13,409)	1,134

Income before income taxes and noncontrolling interests	39,420	36,992

Provision (benefit) for income taxes	6,933	(15)

Consolidated net income (loss)	$32,487	$37,007

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	12,490	296

Net income (loss) available to common stockholders	$19,997	$36,711

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$19,997	$36,711

Basic earnings per share	$0.13	N/A

Basic weighted-average shares of common stock outstanding	155,694	N/A

Fully diluted earnings per share
Net income (loss) for fully diluted shares	30,286	N/A

Fully diluted earnings per share	$0.12	N/A

Fully diluted weighted-average shares of common stock outstanding	246,834	N/A

Dividends declared per share of common stock	$0.09	N/A

Dividends declared and paid per share of common stock	$—	N/A

NEWMARK GROUP INC.

SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Net cash provided by (used in) operating activities	$(590,394)	$296,411
Net cash provided by (used in) investing activities	42,473	(4,050)
Net cash provided by (used in) financing activities	666,560	(271,969)

Net increase (decrease) in cash and cash equivalents	118,639	20,392
Cash and cash equivalents and restricted cash at beginning of period	173,374	117,554

Cash and cash equivalents and restricted cash at end of period	$292,013	$137,946

Net cash provided by (used in) operating activities excluding activity from loan originations and sales	$12,611	$1,236

The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, to be filed with the Securities and Exchange Commission in the near future.

NEWMARK GROUP, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(in thousands) (unaudited)

	Three Months Ended March 31,
	2018	2017
GAAP Net income (loss) available to common stockholders	$19,997	$36,711
Add back:
Provision (benefit) for income taxes	6,933	(15)
Net income (loss) attributable to noncontrolling interest in subsidiaries	12,490	296
OMSR Revenue	(21,097)	(29,310)
MSR Amortization	17,824	13,876
Other Depreciation and Amortization	4,688	4,363

Depreciation and amortization	22,512	18,239

Grant of Exchangeability to limited partnership units[1]	21,749	6,037
Other non-cash and equity based compensation and amortization[2]	(2,384)	8,014
Non-Recurring (Gains) / Losses	169	1,202
Other non-cash, non-dilutive, non-economic items	(170)	1,332
Interest expense[3]	14,820	6

Adjusted EBITDA	$75,019	$42,512

Allocations of net income	4,060	4,612

Adjusted EBITDA before allocations to units	$79,079	$47,124

(1)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.
(2)	Includes other equity based amortization and employee loans amortization and reserves
(3)	The Interest expense add back for Adjusted EBITDA excludes $3.7 million and $1.9 million of operating interest on Warehouse notes payable for the three months ended March 31, 2018 and 2017, respectively.

NEWMARK GROUP, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Net income (loss) available to common stockholders	$19,997	$36,711
Provision (benefit) for income taxes	6,933	(15)
Net income (loss) attributable to noncontrolling interest in subsidiaries	12,490	296

Pre-tax adjustments:

OMSR Revenue	(21,097)	(29,310)
MSR amortization	17,824	13,876
Grant of exchangeability to limited partnership units	21,749	6,037
Intangible Asset Amortization	1,513	1,347
Non recurring (Gains) / Losses	168	1,202
Allocation of Net Income	4,060	4,612

Total pre-tax adjustments	24,217	(2,236)
Pre-tax Adjusted Earnings	$63,637	$34,756

GAAP Net income (loss) available to common stockholders	$19,997	$36,711
Allocation of net income (loss) to noncontrolling interest in subsidiaries	11,687	—
Total pre-tax adjustments (from above)	24,217	(2,236)
Income tax adjustment to reflect adjusted earnings taxes	(1,531)	(6,271)

Post-tax Adjusted Earnings	$54,370	$28,204

Per Share Data

GAAP fully diluted earnings per share	$0.12	N/A
Less: Allocations of net income to limited partnership units and FPUs, net of tax	(0.05)	N/A
Total pre-tax adjustments (from above)	0.10	(0.01)
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	(0.03)

Post-tax adjusted earnings per share	$0.22	$0.13

Pre-tax adjusted earnings per share	$0.26	$0.15

Fully diluted weighted-average shares of common stock outstanding	246,834	225,194

NEWMARK GROUP, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2018	2017 (1)
Common stock outstanding	155,694	N/A
Limited partnership units	60,688	N/A
Cantor units	23,801	N/A
Founding partner units	5,733	N/A
RSUs	275	N/A
Other	643	N/A

Fully diluted weighted-average share count for GAAP	246,834	—

Adjusted Earnings Adjustments:
Common stock outstanding	—	N/A
Limited partnership units	—	N/A
Cantor units	—	N/A
Founding partner units	—	N/A
RSUs	—	N/A
Other	—	N/A

Fully diluted weighted-average share count for Adjusted Earnings	246,834	225,194

Note:

(1)	This methodology divides the relevant historical weighted average share counts of BGC Partners by 2.2 and adds the 23.0 million shares of NMRK Class A common stock issued in the IPO as though they were issued and outstanding for the entire relevant period. BGC’s fully diluted weighted average share count for the three months ended 2017 was 444.8 million.

Newmark’s post-tax Adjusted Earnings per share for the three months ended 2018 and 2017 under this methodology is $0.22 and $0.13 respectively.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Jason McGruder or Kelly Collar

+1 212-610-2426